This filing is made pursuant to
                                             Rule 424(b)(3) under the Securities
                                             Act of 1933 in connection with
                                             Registration No. 333-71896.


        PROSPECTUS SUPPLEMENT NO. 11 TO PROSPECTUS DATED JANUARY 15, 2002

                   LABORATORY CORPORATION OF AMERICA HOLDINGS

                                  $744,000,000
 Aggregate Principal Amount at Maturity of Liquid Yield Option(TM)Notes due 2021
                          (Zero Coupon - Subordinated)
                                       and
         Common Stock issuable upon Conversion or Purchase of the LYONs


     This prospectus supplement will be used by the holders of LYONs listed below to resell their LYONs or the shares of our common stock, par value $0.10 per share, issuable upon conversion or purchase of the LYONs.

     You should read this prospectus supplement together with the prospectus dated January 15, 2002, which is to be delivered with this prospectus supplement.

     The table below sets forth additional and updated information concerning beneficial ownership of the LYONs, and supplements and, to the extent inconsistent with, amends the table appearing under the caption "Selling Securityholders" beginning on page 37 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling securityholder supersedes the information set forth in the prospectus. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.


                                                     Aggregate       Percentage of      Number of      Percentage of
                                                  Principal Amount       LYONs          Shares of       Common Stock
                                                   at Maturity of     Outstanding      Common Stock     Outstanding
                                                  LYONs Owned and     Prior to the    Owned and that    Prior to the
Name                                              that May be Sold      Offering     May be Sold (1)    Offering (2)
----                                              ----------------      --------     ---------------    ------------
Credit Suisse First Boston Corporation              $7,500,000            1.01%           50,290              *

Greek Catholic Union of the USA (3)                    135,000              *                905              *

* Less than 1%.


----------
(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     6.7054 shares of common stock per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of LYONs--Conversion Rights--Conversion Adjustments and Delivery of Common Stock" beginning on page 16 of the prospectus. As a result, the number of shares of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 71,267,623 shares of common stock outstanding as of March 29, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs.

(3) Formerly registered as a selling securityholder under the names of Greek Catholic Union and Greek Catholic Union II. The assets in these two accounts were combined effective January 18, 2002 under one account named Greek Catholic Union of the USA.


     Investing in the LYONs involves risks that are described in "Risk Factors Relating to the LYONs" beginning on page 8 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this prospectus supplement is April 12, 2002


(TM)Trademark of Merrill Lynch & Co., Inc.